Exhibit 99.(g)(2)

AMENDED AND RESTATED SCHEDULE II TO THE CUSTODY AGREEMENT DATED MARCH 20, 2009

SERIES:

Grail American Beacon Large Cap Value ETF

Grail American Beacon International Equity ETF

RP Technology ETF

RP Growth ETF

RP Financials ETF

RP Focused Large Cap Growth ETF

Dated: September 17, 2009

EACH FUND LISTED ABOVE	THE BANK OF NEW YORK MELLON

By:	By:
Name:	Name:
Title:	Title: